MASTER PURCHASE AND SALE AGREEMENT

This Master Purchase and Sale Agreement (the "Agreement") is made effective as of November 19 2012, by and between CDII Minerals, Inc., a Florida corporation (“Buyer”), incorporated in the state of Florida, and Claro Trade Finance, LLC (“Seller”).

Preamble

A.	Buyer desires to purchase certain goods, procured and sold by Seller, for redistribution and / or internal consumption.

B.	Seller will procure the goods from certain suppliers approved by Buyer.

C.	Seller from time to time, in addition to selling Goods, will provide Administrative Services to Buyer to facilitate sourcing from current and future Suppliers.

For valued consideration, Buyer and Seller hereby agree as follows:

1.	Defined Terms. The terms listed and used herein shall have the following meaning:

1.1.
“Acceptance of Goods Agreement” - An agreement, incorporated herein by reference, signed by Buyer and Seller upon each sale, which among other things confirms delivery and Buyer’s acceptance of the Goods.

1.2.	“Administrative Services” - Services rendered by Seller relating to account maintenance, insurance, and future sales of Goods.

1.3.	“Chosen State” - Maryland

1.4.
“Collateral”- All assets of Buyer, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts, chattel paper (including tangible and electronic chattel paper), deposit accounts, documents, equipment, general intangibles (including payment intangibles and software), instruments, inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Buyer's books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security thereof  or for any right to payment.

1.5.	“Credit Memo” – A document evidencing Seller’s reimbursement amount to Buyer. Credit Memos should reference specific Invoices.

1.6.	“Early Payment Discount” – An early payment discount note of 0.116% of the Invoice value for every day that the Invoice is paid before the Invoice Due Date.

1.7.	“Goods” -Minerals and metals in quantities and specifications as stated in the Buyer’s Purchase Orders.

1.8.
“Invoice” - A document issued by Seller indicating the amount owed by Buyer to Seller for the sale of goods or services. The Payment Terms in an Invoice shall supersede the Payment Terms in a Purchase Order.

1.9.	“Invoice Due Date” – The payment date specified in the Invoice or calculated by following the Payment Terms starting from the Invoice issue date.

1.10.	“Late Payment Fee” - 0.116% of the Invoice amount for each day after the Invoice Due Date that the Invoice remains unpaid in full, after allowing 3 business days for any payment to clear.

1.11.
“Margin Spread” - The difference between the Seller’s account payable to Supplier and corresponding the Invoice Amount for the sale of such Goods to Buyer, calculated by multiplying the total Supplier Cost by seven percent (7%).

1.12.	“Maximum Exposure Amount” – Up to $800,000 and it represents the maximum total amount owed by Buyer to Seller at any given time as set by Seller’s credit policies.

1.13.
“Obligations” - all present and future obligations owing by Buyer to Seller whether or not for the payment of money, whether or not evidenced by any note, Invoice or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during or after the commencement of any proceeding under the Bankruptcy Code in which Buyer is a Debtor, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

1.14.	“Payment Terms” – Payment due date equal to Net 60 days from Invoice date, unless otherwise indicated on the Invoice if longer than 60 days, but in any event not more than 90 days.

1.15.	“Proof of Delivery” - Warehouse receipt, bill of lading or similar document which serves as evidence that Seller has delivered the goods to Buyer.

1.16.
“Purchase Order” - A document issued by Buyer to Seller requesting and authorizing Seller to deliver goods. A Purchase Order must clearly indicate the issue date, unit price, total amount, unit quantities, specifications and origin of the required Goods, payment terms, delivery window, and packaging.

1.17.	“Seller’s Quarterly Income” - The total amount of Margin Spread earned quarterly by Seller and paid by Buyer.

1.18.
“Service Fee” – Quarterly Service Fee is payable upon execution of this Agreement and every 90 days thereafter. For the first quarter, the Service Fee will be $15,000, after which it will be reduced to $9,000.00 for every quarter thereafter. The Service Fee shall be offset by the Seller’s Quarterly Income based on the conditions set forth herein.

1.19.	“Shipping Terms”. EXW Incoterms 2010 or latest version, unless otherwise indicated on the Invoice.

1.20.	“Supplier” - The distributor(s) or manufacturer(s) who provides the Goods to Seller for resale to Buyer.

1.21.	“Supplier Cost” - The Supplier’s unit cost multiplied by the total quantity purchased.

1.22.	“Unit” – For purposes of this Agreement one Unit represent one Metric Ton.

2.	Sales Process and Terms

2.1.
Buyer may issue one or more Purchase Orders to Seller requesting the desired Goods, at a price which does not exceed the Maximum Exposure Amount in the aggregate. Seller will have the option, to be exercised in Buyer’s commercially reasonable discretion, but never the obligation, to accept a Purchase Order.  Upon Seller’s acceptance of a Purchase Order, Seller comply with the terms of the  Purchase Order and use commercially reasonable efforts to subsequently deliver the Goods required by Buyer under such Purchase Order. All Purchase Orders issued by Buyer are governed by this Agreement and hereby incorporated by reference.

2.2.	Purchase Orders may not be cancelled or modified by Buyer without the prior written consent of Seller.

2.3.	Seller’s compliance with the Shipping Terms shall confirm Seller’s explicit acceptance of a Purchase Order.

2.4.	Seller may only procure Goods for sale to Buyer from Suppliers approved by Buyer as listed in “Appendix A”.

2.5.
Goods are sold “as is” and it is responsibility of the Buyer, and / or Buyer’s designated Agent, to inspect the Goods at the Supplier’s premises. Buyer recognizes and agrees that Seller shall not be held responsible for any specification, weight and / or quantity discrepancies.

2.6.
Ownership of Goods shall transfer from Seller to Buyer once Seller complies with the Shipping Terms and the terms of the Purchase Order and Buyer’s Obligations are confirmed by executing the Acceptance of Goods Agreement, substantially in the form attached hereto as Appendix C for a specific shipment. Buyer understands that Seller will rely on submitted Invoices and the Acceptance of Goods Agreement to satisfy Seller’s obligations with Suppliers.

2.7.
Buyer agrees to indemnify, save, exonerate, and hold Seller free and harmless from and against any and all legal actions arising from the sale of Goods to Buyer or from any action in connection with the Goods or this Agreement except for (i) the gross negligence or willful misconduct of Seller or (ii) any failure on the part of the Seller to make payments due under a Purchase Order which has been accepted by Seller and where neither the Supplier nor the Buyer are in breach of their obligations to and agreements with Seller and where Seller has received an Acceptance of Goods Agreement from the Buyer .

2.8.	The amount of Obligations outstanding shall not exceed the Maximum Exposure Amount without the Seller’s prior written consent or waiver.

3.	Services and Fees

3.1.
Buyer hereby agrees that the Service Fee is fully earned upon execution of this Agreement and the first payment shall be due and payable upon execution of this Agreement, and all subsequent Service Fees shall be Invoiced to Buyer every 90 days and shall be payable within ten (10) days of invoice date, regardless of whether there are any sales by Seller to Buyer during such period.

3.2.
So long as there is no Event of Default hereunder which has not been cured, the Seller shall provide the Buyer with a Credit Memo in an amount equal to Seller’s Quarterly Income actually collected which Buyer may apply towards the payment of Service Fees due under this Agreement.  Credit Memos shall exclude out-of-pocket expenses such as wire transfer fees, postage and similar items which are responsibility of Buyer.

4.	Price

4.1.	Seller agrees to sell and Buyer agrees to purchase from Seller, Goods as described in the Purchase Orders at a price equal to the Supplier Cost plus the Margin Spread.

4.2.
Unless otherwise indicated in a Purchase Order, Buyer is responsible for all shipping, inspection, logistics costs, customs, tariffs, duties and freight forwarder fees and expenses associated with a shipment.

5.	Payment Obligations

5.1.
Buyer agrees to pay any and all Obligations arising in connection with this Agreement, including but not limited to Invoices and Late Payment Fees., Buyer shall timely pay the full Invoice face value in accordance with the Payment Terms.  Buyer may not take any deductions from any payments due hereunder without the prior written consent of Seller.

5.2.	Buyer’s Obligations remain outstanding and in full force unless paid to Seller following the Payment Instructions in “Appendix B”.

5.3.	Early payments and late fees:

5.3.1.
In the event that Seller receives payment before the Invoice Due Date, so long as there is no Event of Default which has not been cured, Seller agrees to issue, within 5 business days of the date such payment is received, a Credit Memo for the Early Payment Discount for such Invoice.  Along with the issuance of the Credit Memo, Seller shall remit to Buyer payment for the amounts reflected in a Credit Memo after deduction of unpaid Service Fees due as of the date of the Credit Memo, and after deduction of any other amounts owing from Buyer to Seller. In no event shall more than thirty (30) days’ worth of Early Payment Discount be issued on any Invoice.  Buyer agrees not to offset the Early Payment Discount due from any Invoice payment.

5.3.2.	If payment is not received by the Invoice Due Date, Buyer agrees to pay a Late Payment Fee until the Invoice is fully paid, inclusive of any Late Payment Fees.

5.4.
To guarantee Buyer’s performance and Obligations, Buyer shall provide an executed Guarantee from CD International Enterprises, Inc. (“Guarantor”) in a form acceptable to Seller. Furthermore, to secure the Obligations, Buyer and Guarantor grant to Seller a first priority security interest in the Collateral and authorizes Seller, without further notice, to file a UCC-1 financing statement against the Buyer and the Guarantor, describing the collateral therein as “All assets of the Debtor, now existing and hereafter arising, wherever located” or such other generic language.

5.4.1.	The relationship of the parties hereto shall be strictly that of seller and buyer of goods and services, and does not create a partnership, investor, ownership or fiduciary relationship.

5.4.2.	The creation of the above security interest is to secure the repayment of Obligations and shall in no way alter the relationship of the parties or constitute a lending arrangement.

5.5.	Seller from time to time may provide payment reports at Buyer’s request.

6.	Covenants, Representation and Warranties

6.1.
Buyer is fully authorized to enter into this Agreement and to perform hereunder. The signor of this Agreement is an authorized representative of Buyer with the necessary powers to execute this Agreement.

6.2.
Buyer pledges to defend and hold Seller harmless against any claim made by any Supplier for whatever reason, other than (i) the gross negligence or willful misconduct of Seller or (ii) any failure on the part of the Seller to make payments due under a Purchase Order which has been accepted by Seller and where neither the Supplier nor the Buyer are in breach of their obligations to and agreements with Seller and where Seller has received an Acceptance of Goods Agreement from the Buyer.

6.3.	This Agreement constitutes a valid, legal and binding obligation.

6.4.	Buyer is solvent and in good standing in the State of its organization.

6.5.
Prior or after an Event of Default as requested by Seller, and at the sole expense of Buyer Seller or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, when after the occurrence of an Event of Default) any of the Collateral, including Buyer's books and records, and Buyer shall permit Seller or its designee to make copies of such books and records or extracts therefrom as Seller may request.  Buyer hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Seller at Buyer's expense all financial information, books and records, work papers, management reports and other information in their possession relating to Buyer.

6.6.	All Purchase Orders presented to Seller are and will remain valid without any modifications, unless authorized in writing by Seller.

6.7.	Buyer shall not assign this Agreement without written permission from Seller; however this Agreement and the Invoices and the proceeds thereof may be assigned by Seller.

6.8.
Buyer certifies that all payments are from a lawful origin. Furthermore, proceeds from Buyer or Seller will not be used to launder funds, finance terrorism or commit any unlawful act under the laws of the United States.

6.9.	Buyer has not entered or is planning to enter into a Bankruptcy.

6.10.
During the term of this Agreement and for a period of three (3) years thereafter, Seller hereby agrees that Seller shall not, directly or indirectly, as an owner, officer, director, employee or agent, do any of the following: (i) reveal the name of, contract with, solicit, persuade, interfere with or endeavor to entice away from Buyer or any of its affiliates or subsidiaries, any Suppliers; or (ii) otherwise enter into any agreement with the Suppliers (or any person or entity affiliated with Suppliers) with respect to the sale and purchase of the Goods other than Goods that are subject to a Purchase Order.   The parties agree to act in a commercially reasonable manner towards each other and the Supplier.

7.	Default

7.1.
Events of Default.  The following events will constitute an Event of Default hereunder: (a) Buyer defaults in the payment of any Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Seller, or any warranty or representation contained herein proves to be false in any way, howsoever minor, (b) Buyer or any guarantor of the Obligations becomes subject to any bankruptcy or other insolvency proceedings, (c) Guarantor fails to perform or observe any of such Guarantor's obligations to Seller or shall notify Seller of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever. (d) Buyer for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of the Obligations.

7.2.	Effect of Default:

Upon the occurrence of any Event of Default, in addition to any rights Seller has under this Agreement or applicable laws, the Parties shall utilize best efforts to come to an agreement to resolve such default. In the event the parties are unable to reach an agreement regarding an Event of Default, the Buyer shall have a period of 5 business days after written notice from Seller to cure such default. Such notice may be sent by Seller after the occurrence of an Event of Default, and after the determination of Seller that the Buyer is unable or unwilling to cure the default.  Thereafter, Seller may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice.

Further, Seller shall have all rights and remedies available to it under all applicable laws, including, without limitation, under the Uniform Commercial Code.

All Obligations shall be subject to Late Payment Fees, and all Early Payment Discounts shall be cancelled if an Event of Default is not cured as provided for above.

8.
Choice of Law.  This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

9.	Termination and Effective Date

9.1.
This Agreement shall be effective when accepted by Seller and will have a term of one (1) year, and will be further extended annually and automatically unless Seller or Buyer indicates its intention to terminate at least 60 (sixty) days prior to the next anniversary date hereof, whereupon this Agreement shall terminate on the next anniversary date hereof.

9.2.
Notwithstanding the provisions of Section 9.1, Buyer or Seller may terminate this Agreement by giving the other party 90 days prior written notice of termination but not within the first 180 days of the initial term, whereupon this Agreement shall terminate on the earlier date of the date of termination or on the anniversary date hereof.

9.3.
Upon termination, Buyer shall pay the Obligations to Seller, and Seller shall cease to fulfill any pending orders. Buyer shall be obligated to pay for any Purchase Orders, which as of the date of termination, have been accepted by Seller.

9.4.	Only upon termination and payment of all Obligations Seller and Buyer shall execute a general release including a release of any UCC-1’s, if any were filed by Seller.

10.	Notices.

10.1.
All notices required to be given to any party other than Seller shall be deemed given upon the first to occur of (i) deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.

10.2.	All notices to Seller hereunder shall be deemed given upon actual receipt by a responsible officer of Buyer.

10.3.	For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

BUYER

Address:         431 Fairway Drive, Suite 200

Deerfield Beach, Florida 33441

Officer:                    James Wang, President

Fax Number:  (954)363-7320

Email:                 Andy.Goldrich@cdii.net;

CC:                           Shirley.Xu@cdii.net; Ross.Friedman@capitaloneresource.com

SELLER

Address:  10411 Motor City Drive, Suite 700

          Bethesda, MD 20817

Officer:    Raul Velarde

Fax Number: (301) 637-3448

Email: raul@clarofinance.com

11.
Entire Agreement.  This Agreement supersedes all other agreements and understandings between the parties hereto; verbal or written, express or implied, relating to the subject matter hereof.  No promises of any kind have been made by Seller or any third party to induce Buyer to execute this Agreement.

12.	Attorney’s Fees. Buyer agrees to reimburse Seller on demand for:

12.1.
The actual amount of all costs and expenses, including reasonable attorneys' fees, which Buyer has incurred or may incur in negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith, all of which shall be paid contemporaneously with the execution hereof which amount shall not exceed $5,000, so long there are no defaults by Buyer hereunder, as the costs of the negotiation set forth in Section 7.2 shall not be subject to such limitation (the “Administrative Costs”).  In the event the actual Administrative Costs are less than $5,000, Seller shall remit to Buyer such difference within 30 days from the date of this Agreement.  Seller acknowledges that Buyer previously paid $2,500 towards the Administrative Costs and Buyer will pay the balance of $2,500 within ten (10) days of Seller’s initial payment under a Purchase Order.

12.2.
The actual amount of all costs and expenses, including reasonable attorneys' fees, which Seller may incur in enforcing this Agreement and any documents prepared in connection therewith, or in connection with any federal or state insolvency proceeding commenced by or against Buyer, including those (i) arising out the automatic stay, (ii) seeking dismissal or conversion of the bankruptcy proceeding or (ii) opposing confirmation of Buyer's plan thereunder.

13.
JURY TRIAL WAIVER. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING HEREUNDER, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

14.	FORCE MAJEURE.

14.1.
If a Supplier is delayed or prevented from performing any of their obligations while this Agreement is in effect because of a material act of nature (a “Force Majeure Event”), then Buyer’s obligation to pay any Service Fees shall be suspended until the next quarter, at which time any missed Service Fees shall be due and payable together with the currently owing Service Fees.

15.	Survival. All representations, warranties and agreements herein contained shall be effective so long as any portion of this Agreement remains in effect.

16.
Entire Agreement.  This Agreement supersedes all other agreements and understandings between the parties hereto; verbal or written, express or implied, relating to the subject matter hereof.  No promises of any kind have been made by Buyer or any third party to induce Seller to execute this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

For Seller:

CLARO TRADE FINANCE, LLC:

By: /s/Raul Velarde

Name: Raul Velarde

Title: Manager

For Buyer:

CDII Minerals, Inc.

By: /s/ Andrew Goldrich

Name: Andrew Goldrich

Title: Vice President

       STATE OF MARLYAND

       COUNTY OF Montgomery

I, the undersigned Notary Public, do certify that Raul Velarde , who is personally known to me as the person who executed the foregoing agreement, personally appeared before me as Raul Velarde of  CLARO TRADE FINANCE,LLC on the date set forth above and acknowledged the execution of same as his/her free act and deed.

Notary Public: /s/ Leena Antar

Typed, printed or stamped name of Notary Public: Leena Antar

My Commission Expires: Jan 23, 2016

 STATE OF FLORIDA

COUNTY OF BROWARD

I, the undersigned Notary Public, do certify that Andrew Goldrich , who is personally known to me as the person who executed the foregoing agreement, personally appeared before me as Vice President of CDII Minerals, Inc., on the date set forth above and acknowledged the execution of same as his/her free act and deed.

Notary Public: /s/ Lazarus Rothstein

Typed, printed or stamped name of Notary Public: Lazarus Rothstein

My Commission Expires: Nov. 07, 2014